As filed with the Securities and Exchange Commission on June 3, 1997

                                                       Registration No. 333-5101
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------


                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                      HOSPITALITY WORLDWIDE SERVICES, INC.
                  (FORMERLY KNOWN AS LIGHT SAVERS U.S.A., INC.)

 -------------------------------------------------------------------------------


             (Exact name of Registrant as specified in its charter)

          New York                                  11-3096379
---------------------------------            ---------------------------------
(State or other jurisdiction of                    (IRS Employer
incorporation or organization)                Identification Number)


                           ---------------------------


                                 450 Park Avenue
                                   Suite 2603

                            New York, New York 10022
                                 (212) 223-0699
 -------------------------------------------------------------------------------
                   (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)

                           ---------------------------

                                Howard G. Anders

                      Hospitality Worldwide Services, Inc.
                                450 Park Avenue
                                   Suite 2603

                           New York, New York 10022
                                 (212) 223-0699
 -------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022

                           ---------------------------

                  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, DATED June 3, 1997

PROSPECTUS

                                3,283,821 SHARES

                      HOSPITALITY WORLDWIDE SERVICES, INC.
                          Common Stock ($.01 par value)

         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of an aggregate of 3,283,821 shares (the "Shares") of the Common Stock, $.01 par value (the "Common Stock"), of Hospitality Worldwide Services, Inc. (the "Company") of which (i) 2,879,655 were previously issued by the Company to certain of the Selling Shareholders, (ii) 104,166 will be issued by the Company to certain of the Selling Shareholders upon exercise of certain warrants (the "Warrants") and (iii) 300,000 will be issued upon exercise of an option (the "Option") granted to Resource Holdings Associates, a New York limited partnership ("Resource Holdings"). The Warrants were issued to the underwriters in the Company's initial public offering consummated in October 1994. The Warrants are exercisable at a price of $3.60 per share until January 25, 1999. The Shares are being reoffered and resold for the account of the Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Shares. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders.


         The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."


         The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "ROOM." On May 30, 1997, the closing bid price for the Common Stock as reported by Nasdaq was $8.00.


--------------------------------------------------------------------------------
             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
           A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS
               WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                      SEE "RISK FACTORS" AT PAGE 3 HEREOF.
--------------------------------------------------------------------------------
                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

      CERTAIN MATTERS DISCUSSED IN THIS REGISTRATION STATEMENT ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD
         CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED.


                   The date of this Prospectus is      , 1997.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the internet at http://www.sec.gov.

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, and Report on Form 10-QSB for the quarter ended March 31, 1997 which have been filed with the Commission pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's Current Reports on Form 8-K filed on January 24, 1997 and on Form 8-K/A filed on March 25, 1997 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof.


         The Company's  Application  for  Registration of its Common Stock under
Section 12(g) of the Exchange Act filed on December 13, 1993 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.


         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to Hospitality Worldwide Services, Inc. at 450 Park Avenue, Suite 2603, New York, New York 10022, Attention: Secretary. Oral requests should be directed to such officer (telephone number (212) 223-0699).



         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         THE   SECURITIES   OFFERED  HEREBY  INVOLVE  A  HIGH  DEGREE  OF  RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT DECISION.


IMMEDIATE NEED FOR CASH; ADDITIONAL FINANCING. Management believes that the Company's current cash , cash equivalents and line of credit will be sufficient to enable the Company to carry out its business objectives and continue to operate as a going concern for a period of 18 months. The Company's continued existence thereafter will be dependent upon its ability to generate cash flows from operations sufficient to meet its obligations as they become due. Unless the Company can generate cash flows from operations sufficient to fund all of its working capital needs, the Company will be required to obtain additional financing to continue to operate its business. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all. Any inability by the Company to obtain additional financing, if required, will have a material adverse effect on the operations of the Company.

HISTORY OF LOSSES. For the year ended December 31, 1996, the Company had net income of $1,842,678, compared to a net loss of $1,115,969 and $1,284,798 for the years ended December 31, 1995 and 1994, respectively. While the results for the year ended December 31, 1996 are reflective of a significant portion of the Company's current business, there can be no assurance that the Company's operations will continue to be profitable or that any positive cash flow generated by the Company's operations will be sufficient to meet the Company's future cash requirements.

CHANGE IN BUSINESS. On August 17, 1995, the Company's subsidiary, Hospitality Restoration and Builders, Inc., a New York corporation ("HRB"), acquired substantially all of the assets and business, and assumed certain liabilities, of AGF Interior Services, Inc. d/b/a Hospitality Restoration and Builders, a Florida corporation ("AGF"), that provided renovation services to the hospitality industry . In February 1996, the Company disposed of its lighting business. The pro forma consolidated information (see Note 17 to the Company's consolidated financial statements for the year ended December 31, 1995), which is based on the historical financial statements of the Company and AGF as if the acquisition occurred on January 1, 1994 and has been adjusted to include certain acquisition related adjustments, reflect losses from the continuing operations of the renovation business of $1,275,475 and $1,267,280 for the years ended December 31, 1995 and 1994, respectively. On January 10, 1997, the Company acquired substantially all of the assets and business and assumed certain liabilities of The Leonard Parker Company, a Florida corporation ("LPC"), which is a purchasing company for the hospitality industry that acts as agent for the purchase of goods and services for its customers. There can be no assurance that the Company can successfully integrate LPC into its business plan. The past operating history and past consolidated financial condition of the Company may bear little or no relationship to the future operations of the Company. There can be no assurance that the Company will be successful in its change of business focus.


COMPETITION. The hospitality maintenance industry is highly fragmented and is made up largely of small, local companies. Competition in the hospitality restoration industry is significant and is based largely on price and service. In the future, the Company's competitors may be larger and have greater financial resources than HRB.

SUBSTANTIAL RELIANCE UPON, ATTRACTION AND RETENTION OF KEY PERSONNEL. The Company's business is substantially reliant upon the efforts and abilities of Leonard Parker, Chairman of the Board of the Company, Robert Berman, President of the Company, Alan Friedberg, President of the Company's Renovation Division, Douglas Parker, President of the Company's Purchasing Division and of LPC, and Guillermo Montero, President of HRB. The loss of or the unavailability to the Company of the services of Messrs. Leonard Parker, Berman, Friedberg, Douglas Parker and Montero would have a material adverse effect on the Company's business prospects and/or potential earning capacity until such time, if ever, as such individuals are adequately replaced. While the Company does not currently have any "key man" insurance to compensate it for any such loss, it intends to obtain "key man" insurance upon the lives of Messrs. Leonard Parker, Berman, Friedberg, Douglas Parker and Montero with the Company paying the premium thereon and being the beneficiary. The loss of the services of Messrs. Leonard Parker, Berman, Friedberg, Douglas Parker and Montero would be detrimental to the Company.

SHARES ELIGIBLE FOR FUTURE SALE. Of the 7,805,989 shares of outstanding Common Stock, 2,608,750 shares are freely transferable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act, which shares are subject to the resale limitations of Rule 144. The remaining 5,197,239 shares are "restricted" securities as that term is defined under Rule 144 and in the future may be sold only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including pursuant to Rule 144. The resale of an aggregate of 3,283,821 shares of Common Stock is being registered in the Registration Statement of which this Prospectus forms a part. Under Rule 144, a person who has held restricted securities for a period of two years may sell a limited number of such securities into the public market without registration of such securities under the Securities Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of the Company to sell their restricted securities without quantity limitations once they have satisfied Rule 144's three-year holding period. Sales made pursuant to Rule 144 by the Company's existing shareholders may have a depressive effect on the price of the shares of Common Stock in the public market. Such sales could also adversely affect the Company's ability to raise capital at that time through the sale of its equity securities.


                                   THE COMPANY

GENERAL


                  The Company, formerly known as Light Savers U.S.A., Inc., was formed under the laws of the State of New York in October 1991. In January 1994, the Company consummated an initial public offering of its Common Stock. The Company's principal line of business was to design and market decorative, energy efficient lighting fixtures for the hotel and hospitality industry.


                  The Company's primary marketing tool was the utilization of Con Edison's Applepower Rebate Program (the "Con Edison Rebate Program"), under which Con Edison offered rebates to those who utilized energy saving devices of a substantial amount, if not all, of the cost of the fixtures, which left the customer responsible for payment of a small portion, if any, of the cost. In 1994, Con Edison substantially reduced the Con Edison Rebate Program, making it less advantageous for the Company to use the Con Edison Rebate Program as a marketing tool. As a result, the Company's revenues were substantially reduced.


                   In August 1995, the Company's wholly-owned subsidiary, HRB acquired substantially all of the assets and business and assumed certain liabilities of AGF, a Florida corporation that provides renovation services to the hospitality industry, in a stock and note transaction from Watermark Investments Limited, a Delaware corporation ("Watermark") . In December 1995, the Company's Board of Directors, in an effort to focus the Company in a more strategic direction, determined to begin to dispose of the Company's lighting division and concentrate the Company's efforts in HRB.

                  On February 26, 1996, the Company, HRB, Watermark Investments Limited, a Bahamian international business company ("Watermark-Bahamas"), Watermark, a wholly-owned subsidiary of Watermark-Bahamas, AGF, Tova Schwartz, Alan G. Friedberg and Guillermo A. Montero entered into a Divestiture, Settlement and Reorganization Agreement (the "Divestiture Agreement") pursuant to which (i) the Company sold its lighting business to Tova Schwartz, the Company's former President and Chief Executive Officer; (ii) Ms. Schwartz resigned from her positions as a director and officer of the Company and HRB;
(iii) the Company repurchased 500,000 shares of Common Stock from Ms. Schwartz for $250,000; (iv) Ms. Schwartz granted to the Company the option to purchase an additional 1,000,000 shares of Common Stock; (v) the Company retained Ms. Schwartz as a consultant for a period of three years at a salary of $100,000 per year; (vi) prior to resigning, Ms. Schwartz, the then sole remaining director of the Company (since Howard G. Anders, Moshe Greenfield and Moise Hendeles resigned from their positions as directors of the Company effective February 25,
1996), appointed Mr. Friedberg and Robert A. Berman to the Company's Board of Directors and the parties appointed Mr. Friedberg as the Company's President and Chief Executive Officer; (vii) the Company entered into three-year employment agreements with each of Messrs. Friedberg and Montero; and (viii) the Company engaged Resource Holdings as its financial advisor. Subsequently, on March 25, 1996, Mr. Berman resigned from the Company's Board of Directors and the Board elected Scott A. Kaniewski as Watermark's representative to the Board of Directors.


                  In October 1996, the Company changed its name from Light Savers, U.S.A., Inc. to Hospitality Worldwide Services, Inc. The change of the corporate name is more indicative of the nature of the Company's business in view of the significant change in the character and strategic focus resulting from the acquisition of AGF and disposal of the Company's lighting business. These transactions were part of a strategic corporate program to refocus the Company's business operations into areas with higher growth potential. The name change was approved at the annual shareholders meeting held in September 1996.

                   Until January, 1997, the Company's only line of business was to provide a complete package of renovation resources to the hospitality industry ranging from pre-planning and scope preparation of a project to performing the renovation requirements and delivering furnished rooms. HRB offers hospitality maintenance services to hotels and hotel chains throughout the continental United States. For over seventeen years, HRB, through its predecessor, AGF, has provided to the hospitality industry renovation and improvements such as vinyl, paint wallpaper, carpet, installation of new furniture, light carpentry and masonry work. HRB generally provides its renovation services in an on time, on budget manner, which causing little or no disruption to the ongoing operation of a hotel. HRB has successfully responded to the hotel industry's efforts to increase occupancy, room rates and market share through cosmetic upgrades, which are generally required every four to seven years.

                  On January 10, 1997, the Company completed the acquisition of Leonard Parker Company ("LPC"), a leading purchasing company for the hospitality industry that acts as an agent for the purchase of goods and services for its customers which include major hotel and management companies worldwide. LPC purchases furniture, fixtures and equipment, kitchen supplies, linens and uniforms, guestroom amenities, and other supplies to meet its customers' requirements for new hotel openings and major renovations. In its role as purchasing agent, LPC purchases annually approximately $250 million of goods and services for its customers. Founded in 1969, the privately-held Leonard Parker Company had revenue in excess of $56 million for the year ended December 31, 1996. The purchase price of LPC of approximately $12,000,000 consisted of 1,250,000 newly issued shares of Common Stock and $5 million stated value of newly issued 6% redeemable convertible preferred stock of the Company, convertible, on a formula basis into not less than 1,000,000 and no more than 5,000,000 shares of Common Stock (at the present stock price) not earlier than January 1, 1998. The acquisition will be accounted for as a purchase method of accounting with the results of LPC included in the consolidated financial statements of the Company from the acquisition date.

                  The Company currently maintains its executive offices at 450 Park

Avenue, Suite 2603, New York, NY 10022, and its telephone number is (212) 223-0699. HRB maintains its principal office at 1800 Century Park East, Suite 370, Los Angeles, California 90067, and its telephone number is (310) 286-6400. HRB also maintains a satellite office in Coral Springs, Florida. LPC maintains its executive office at 550 Biltmore Way, Coral Gables, Florida, 33134, and its telephone number is (305) 774-3000. LPC also has offices in Los Angeles, California, Singapore and South Africa.


                               RECENT DEVELOPMENTS


                  In May 1997, the Company entered into an Agreement to Joint Venture (the "JV Agreement") with Apollo Real Estate Advisors II, L.P. ("Apollo") and Watermark. The purpose of the joint venture is to identify, acquire, renovate, refurbish and sell hotel properties. The joint venture will own and operate the properties only for the time necessary to upgrade and market them for resale. As an inducement to enter the JV Agreement, the Company issued to Apollo seven year warrants to purchase 750,000 shares of Common Stock at 115% of the then existing market price. Such warrants are currently exercisable as to 250,000 shares and become exercisable as to the remaining 500,000 shares in increments of 100,000 shares for every $7,500,000 of incremental revenue realized by the Company from the joint venture. Pursuant to the JV Agreement, Watermark will receive a management fee of 1.5% of all costs incurred by the joint venture on each project, other than soft costs such as interest, taxes etc.


                  Also in May 1997, the Company borrowed $2,200,000 from Findim Investments S.A. for a period of six months at an interest rate of 12% per annum in order to exercise an option to repurchase 500,000 shares of Common Stock from Tova Schwartz, the Company's former President and Chief Executive Officer.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the reoffer and resale of the Shares offered hereby by the Selling Shareholders. The Company will receive the exercise price of the warrants held by certain Selling Shareholders, if and when exercised. Such proceeds will be used by the Company for working capital purposes.

                              SELLING SHAREHOLDERS


         The following table sets forth (i) the number of shares of Common Stock owned by each Selling Shareholder at June 2, 1997, (ii) the number of shares to be offered for resale by each Selling Shareholder and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after the completion of the offering.

                                                                                                    Number of shares
                                                                                                    of Common Stock/
                                             Number of shares               Number of                 Percentage of
                                             of Common Stock                Shares to               Class to be Owned
                                            Beneficially Owned              be Offered              After Completion
               Name                          at June 2, 1996                for Resale               of the Offering

--------------------------------      ----------------------------     ------------------     ---------------------------

 Watertone Holdings LP (1).........                 1,800,000                  1,800,000                          0

Louis K. Adler.....................                    75,000                     75,000                          0

George C. Asch.....................                    75,000                     75,000                          0

James Pinto........................                    20,000                     20,000                          0

Joseph Zappala.....................                     8,333(2)                   8,333                          0

Anthony DiGiovanni.................                     8,333(2)                   8,333                          0

Andrew Basile .....................                     6,500(2)                   6,500                          0

Marie Chantale Schwartz............                    14,500(2)                  14,500                          0

Jeffrey Goldstein..................                     4,000(2)                   4,000                          0

Larry Fierstein....................                     5,000(2)                   5,000                          0

Howard Roth........................                    70,200(3)                  57,500                   12,700/*

Tova Schwartz(4)...................                   493,155                    493,155                          0

Resource Holdings Associates.......                   300,000(5)                 300,000                          0

John C. Shaw.......................                   416,666(6)                 116,666                          0

Richard A. Bartlett................                   408,166(7)                 108,166                          0

Jerry Seslowe......................                   416,668(8)                 116,668                          0

Eugene Stricker....................                   248,724                     37,500                 211,224/2.7%

Mark Schindler.....................                   140,000                     37,500                 102,500/1.3%

-------------------
* Less than 1%

(1) Watertone is an affiliate of Watermark. On August 1, 1995, the Company issued 2,500,000 shares of Common Stock to Watermark as partial consideration for the assets of AGF. In May 1996, Watertone acquired 2,300,000 of such shares of Common Stock from Watermark. In January 1997, Watermark sold 500,000 of such shares.

(2) Consists of shares of Common Stock issuable upon exercise of the Warrants.

(3) Includes 57,500 shares of Common Stock issuable upon exercise of the Warrants.

(4) Tova Schwartz was the President, Chief Executive Officer and a director of the Company from the time of its inception to February 26, 1996, at which time she resigned from her positions with the Company. The Company has retained Ms. Schwartz as a consultant for a period of three years at a salary of $100,000 per year.

(5) Consists of shares of Common Stock issuable upon exercise of the Option.

(6) Consists of (i) 116,666 shares of Common Stock owned individually by Mr. Shaw (83,333 of which were acquired from Watermark); and (ii) 300,000 shares of Common Stock underlying the Option as to which Mr. Shaw is attributed beneficial ownership pursuant to Rule 13d-3 of the Exchange Act ("Rule 13d-3").

(7) Consists of (i) 108,166 shares of Common Stock owned individually by Mr. Bartlett (83,333 of which were acquired from Watermark); and (ii) 300,000 shares of Common Stock underlying the Option as to which Mr. Bartlett is attributed beneficial ownership pursuant to Rule 13d-3.

(8) Consists of (i) 116,668 shares of Common Stock owned individually by Mr. Seslowe (83,334 of which were acquired from Watermark); and (ii) 300,000 shares of Common Stock underlying the Option as to which Mr. Seslowe is attributed beneficial ownership pursuant to Rule 13d-3.


         There is no assurance that the Selling Shareholders will sell any of the Shares offered hereby. To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, other additional shares of Common Stock beneficially owned by such Selling Shareholder, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Selling Shareholder in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Shareholder is first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. The Company intends to distribute to each Selling Shareholder a letter setting forth the procedures whereby such Selling Shareholder may use the Prospectus to sell the shares and under what conditions the Prospectus may not be used. The Selling Shareholders expect to sell the Shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable.

         The Selling Shareholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby, and any profits realized by the Selling Shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Shareholder are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Shareholders or the Company that the Selling Shareholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION


         This Prospectus covers 3,283,821 shares of Common Stock. All of the Shares offered hereby are being sold by the Selling Shareholders, or pledgees, donees, transferees or other successors in interest (including, without limitation, Bear Stearns & Co., Inc.). The Company will realize no proceeds from the sale of the Shares by the Selling Shareholders.

         The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. The Shares offered hereby may be sold by the Selling Shareholders, or pledgees, donees, transferees or other successors in interest (including, without limitation, Bear Stearns & Co., Inc.) from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. Such transactions may be effected by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling Shareholders and any broker-dealers that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares commissioned by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders will pay any transaction costs associated with effecting any sales that occur.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Shareholders.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares of Common Stock by the Selling Shareholders.

         The Selling Shareholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of Shares that may be sold at any time and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Common Stock.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Shareholders.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York.

                                     EXPERTS


         The consolidated financial statements of Hospitality Worldwide Services, Inc. and Subsidiary incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.



         To the extent that a firm of independent public accountants audits and reports on the financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Article "3" (i) and (ii) of the Company's Certificate of Incorporation contains the following provision with respect to limiting the liability of
Directors:

                  "3: A director of the corporation shall not be held liable to the corporation or its shareholders for damages for any breach of duty in such capacity except for

                  (i) liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated BCL Section 719, or

                  (ii) liability for any act or omission prior to the adoption of this provision.

         Section 721 through 726 inclusive of the New York Business Corporation Law (the "New York BCL") also contain provisions relating to the indemnification of officers and directors. The New York BCL provides that a corporation may (but is not required to) indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation (other than in an action brought by the corporation against such person or by shareholders against such person on behalf of the corporation), even if the director or officer is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in (or not opposed to) the best interests of the corporation (and, criminal actions or proceedings, had no reason to believe his conduct was unlawful). In addition, a corporation may (but is not required to) indemnify a director or officer against amounts paid in settlement and reasonable expenses of an action brought against him by the corporation or by shareholders on behalf of the corporation, even if he is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in (or not opposed to) the best interests of the corporation. However, no indemnification is permitted in an action by the corporation, or shareholders on behalf of the corporation, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is adjudged to be liable to the corporation, unless a court determines that, in view of all of the circumstances, he is entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. In addition, the New York BCL provides that a director or officer shall be indemnified if such person is successful in the litigation on the merits or otherwise.

         Permitted indemnification as described above may only be made if it is authorized by the Board of Directors, in each specific case, based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under New York BCL Section 721. Such authorization is made by the Board of Directors, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel or the shareholders that indemnification is proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. A corporation's board of directors may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses, if it is ultimately determined that he is not entitled to be indemnified for them.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No dealer, salesperson or any other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby by anyone in any state in which such offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that information contained here is correct as of any date subsequent to the date hereof.


                                TABLE OF CONTENTS
                                                    PAGE
                                                    ----

Available Information..................................
Incorporation of Certain
  Documents By Reference...............................
Risk Factors...........................................
The Company............................................
Recent Developments....................................
Use of Proceeds........................................
Selling Shareholders...................................
Transfer Agent and Registrar...........................
Plan of Distribution...................................
Legal Matters..........................................
Experts................................................



                              HOSPITALITY WORLDWIDE
                                 SERVICES, INC.


                               3,283,821 SHARES OF
                                  COMMON STOCK









                           ---------------------------


                                   PROSPECTUS
                           ---------------------------





                                 _________, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by the Company in connection with the securities being registered. With the exception of the SEC Registration Fee, all amounts are estimates.

SEC Registration Fee.....................................        $2,695.54
Nasdaq listing expenses..................................         5,000.00
 Accounting Fees and Expenses............................         5,000.00
Legal Fees and Expenses (other than Blue
Sky).....................................................        20,000.00
Blue Sky Fees and Expenses (including legal
and filing fees).........................................         5,000.00
Miscellaneous Expenses...................................         1,304.46
                                                                ----------
Total....................................................       $39,000.00



ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article "3" (i) and (ii) of the Company's Certificate of Incorporation contains the following provision with respect to limiting the liability of
Directors:

                  "3: A director of the corporation shall not be held liable to the corporation or its shareholders for damages for any breach of duty in such capacity except for

                  (i) liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated BCL Section 719, or

                  (ii) liability for any act or omission prior to the adoption of this provision.

         Section 721 through 726 inclusive of the New York BCL also contain provisions relating to the indemnification of officers and directors. The New York BCL provides that a corporation may (but is not required to) indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation (other than in an action brought by the corporation against such person or by shareholders against such person on behalf of the corporation), even if the director or officer is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in (or not opposed to) the best interests of the corporation (and, criminal actions or proceedings, had no reason to believe his conduct was unlawful). In addition, a corporation may (but is not required to) indemnify a director or officer against amounts paid in settlement and reasonable expenses of an action brought against him by the corporation or by shareholders on behalf of the corporation, even if he is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in (or not opposed to) the best interests of the corporation. However, no indemnification is permitted in an action by the corporation, or shareholders on behalf of the corporation, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is adjudged to be liable to the corporation, unless a court determines that, in view of all of the circumstances, he is entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. In addition, the New York BCL provides that a director or officer shall be indemnified if such person is successful in the litigation on the merits or otherwise.

         Permitted indemnification as described above may only be made if it is authorized by the Board of Directors, in each specific case, based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under New York BCL Section 721. Such authorization is made by the Board of Directors, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel or the shareholders that indemnification is proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. A corporation's board of directors may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses, if it is ultimately determined that he is not entitled to be indemnified for them.

ITEM 16.          EXHIBITS.

EXHIBIT NO.                                         DESCRIPTION

       4 Form of Common Stock Certificate (incorporated by reference to such exhibit to the Company's Registration Statement on Form SB-2 (Registration No. 33-7094-NY)).

       5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder.

       *23(a)     Consent of BDO Seidman, LLP .

        23(b) Consent of Olshan Grundman Frome & Rosenzweig LLP (included within Exhibit 5).


       24         Power  of  Attorney   (included  on  signature  page  to  this
                  Registration Statement).

------------------
 * Filed herewith.

ITEM 17.          UNDERTAKINGS

                  The undersigned registrant hereby undertakes:

                           a) To file,  during  any  period  in which  offers or
sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           b) That, for the purpose of determining any liability
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           c)  To  remove  from   registration  by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 2nd day of June, 1997.

                                       HOSPITALITY WORLDWIDE SERVICES, INC.
                                       ------------------------------------

                                           (Registrant)


                                       By: /s/ ROBERT A. BERMAN
                                       -----------------------------------------
                                            Robert A. Berman, President, Chief
                                           Executive Officer and Director

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Berman and Howard G. Anders his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the date indicated.


                   SIGNATURE                      TITLE                                         DATE
                   ---------                      -----                                         ----

    /S/ ROBERT A. BERMAN                   President, Chief Executive                        June 2, 1997
----------------------------------------   Officer (principal executive
                Robert A. Berman           officer) and Director



                                           Chairman of the Board and                        June __, 1997
----------------------------------------   Director
               Leonard F. Parker


    /S/ HOWARD G. ANDERS                   Executive Vice President, Chief                   June 2, 1997
----------------------------------------   Financial Officer (principal
               Howard G. Anders            financial officer and principal
                                           accounting officer) and Secretary



----------------------------------------   Director                                          June __, 1997
                 Louis K. Adler

----------------------------------------    Director                                         June __, 1997
                  George Asch


     /S/ RICHARD A. BARTLETT               Director                                          June 2, 1997
----------------------------------------
              Richard A. Bartlett


    /S/ DOUGLAS PARKER                     President -  Renovation Division                  June 2, 1997
----------------------------------------   and Director
                Douglas Parker


    /S/ SCOTT KANIEWSKI                    Director                                          June 2, 1997
---------------------------------------
               Scott Kaniewski